AMENDMENT TO FUND OF FUNDS INVESTMENT AGREEMENT

This Amendment to Fund of Funds Investment Agreement (the “Amendment”), dated as of June 9, 2022, is made among Northwestern Mutual Series Fund, Inc, (referred to as the “Acquiring Fund Trust”), on behalf of their series listed on Schedule A, severally and not jointly (each, the “Acquiring Fund”), and SPDR S&P 500 ETF Trust and SPDR Dow Jones Industrial Average ETF Trust, severally and not jointly (each, the “Acquired Fund” and together with the Acquiring Funds, the “Funds”).

WHEREAS, the Trust and each Acquired Fund are parties to the Fund of Funds Investment Agreement (the “Agreement”) dated January 19, 2022; and

WHEREAS, each Acquiring Fund Trust and each Acquired Fund desire to amend the Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the promises and mutual considerations contained herein, and intending to be legally bound hereby, the Acquiring Fund Trusts and the Acquired Funds agree as follows:

1.	Each Acquiring Fund Trust that is not already a party to the Agreement is hereby added as a party to the Agreement and the defined term “Trust” shall be amended to refer to each Acquiring Fund Trust.

2.	Schedule A to the Agreement is hereby replaced in its entirety with the Schedule A attached hereto.

3.	All terms used and not otherwise defined herein shall have the same meaning ascribed to them in the Agreement between the parties hereto.

4.	All other terms, conditions, provisions and sections of the Agreement shall remain in full force and effect.

5.	This Amendment may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

Agreed and acknowledged:

SPDR S&P 500 ETF TRUST

SPDR DOW JONES INDUSTRIAL AVERAGE ETF TRUST](severally and not jointly)

By: STATE STREET GLOBAL ADVISORS TRUST COMPANY, not in its general corporate capacity but solely as Trustee of each Acquired Fund.

By:	/s/ Jeanne LaPorta

Name:	Jeanne LaPorta

Title:	Senior Vice President

[Remainder of page intentionally left blank; Acquiring Fund signature page follows]

NORTHWESTERN MUTUAL SERIES FUND, INC.

(on behalf of their series listed on Schedule A, severally and not jointly)

By:	/s/ Paul A. Mikelson

Name:	Paul A. Mikelson

Title:	President

SCHEDULE A

List of Acquiring Fund(s) to Which the Agreement Applies

Acquiring Funds

Active/Passive Moderate Portfolio (formerly the Asset Allocation Portfolio)

Active/Passive Balanced Portfolio (formerly the Balanced Portfolio)

Active/Passive Conservative Portfolio (added on 6/9/2025)

Active/Passive Aggressive Portfolio (added on 6/9/2025)

Active/Passive All Equity Portfolio (added on 6/9/2025)